                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                (AMENDMENT NO. 1)


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 17, 2000



                        LEAP WIRELESS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




          DELAWARE                       0-29752                 33-0811062
(STATE OR OTHER JURISDICTION    (COMMISSION FILE NUMBER)      (I.R.S. EMPLOYER
     OF INCORPORATION)                                       IDENTIFICATION NO.)



10307 PACIFIC CENTER COURT, SAN DIEGO, CALIFORNIA                   92121
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (858) 882-6000

        This amended report is being filed to include financial statements to the registrant's Current Report on Form 8-K, filed April 3, 2000. The financial statements reflect the registrant's, and an indirect subsidiary of the registrant's, March 17, 2000 acquisition of substantially all of the assets of Chase Telecommunications Holdings, Inc.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

        On March 17, 2000, Leap Wireless International, Inc., a Delaware corporation (the "Company"), and an indirect subsidiary of the Company, Cricket Communications, Inc. ("Cricket"), completed the acquisition of substantially all of the assets of Chase Telecommunications Holdings, Inc. ("CTH"). The acquisition was effected pursuant to that certain Asset Purchase Agreement dated as of December 24, 1998 (the "Asset Purchase Agreement"), by and among the Company, CTH, Chase Telecommunications, Inc. ("ChaseTel"), Anthony Chase, an individual, and Richard McDugald, an individual. Prior to completion of the acquisition, the Company owned 7.2% of the outstanding common stock of CTH.

        Pursuant to the Asset Purchase Agreement, the Company acquired all of the outstanding common stock of ChaseTel Licensee Corp. ("Licensee"), and Cricket acquired substantially all of the other assets of CTH, including all of the outstanding common stock of ChaseTel. The Company and Cricket acquired the assets in exchange for: (a) $6.3 million in cash; (b) a five-year warrant to purchase 1% of the outstanding common stock (643,068 shares) of Cricket Communications Holdings, Inc., a subsidiary of the Company which owns Cricket, with an aggregate exercise price of $1.0 million; (c) the return to CTH of shares of CTH common stock held by the Company and all outstanding warrants to purchase CTH common stock held by the Company; and (d) a future cash payment of up to $41 million (plus certain fees and expenses) to be based on the earnings of the wireless telecommunications business developed using the PCS licenses acquired from CTH during the fifth full fiscal year following the acquisition.

        The terms of the acquisition, including the purchase price, were established through arms-length negotiations between the Company and CTH.

        The Company and Cricket acquired the CTH assets subject to outstanding indebtedness: (a) to QUALCOMM Incorporated in the amount of approximately $29 million; (b) to Cricket in the amount of approximately $77 million; and (c) to the Federal Communications Commission in the principal amount of approximately $79 million. Concurrently with the completion of the acquisition, the outstanding indebtedness to QUALCOMM Incorporated was repaid with the proceeds of borrowings under Cricket's credit facility with Lucent Technologies Inc. and the outstanding indebtedness to Cricket was forgiven.

        The primary assets of CTH consisted of the common stock of ChaseTel, an operating company owning wireless telecommunications networks in Chattanooga and Nashville, Tennessee, the common stock of Licensee, which holds 11 FCC C-Block PCS licenses (each of 15 MHz) in Tennessee and surrounding states, and the common stock of ChaseTel Real Estate Holding Company, Inc., which owns certain real property interests in Tennessee. Prior to the acquisition, these assets were used to provide wireless telecommunications services and the Company and Cricket intend to continue such uses for the acquired assets.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a) Financial Statements of Business Acquired.

                CHASE TELECOMMUNICATIONS HOLDINGS, INC.

                Consolidated Financial Statements:

                        Report of Independent Accountants

                        Consolidated Balance Sheets at December 31, 1999 and
                        1998

                        Consolidated Statements of Operations for the fiscal years ended December 31, 1999, 1998 and 1997

                        Consolidated Statements of Redeemable Stock and Stockholders' Equity (Deficit) for each of the fiscal years in the period from January 1, 1996 to December 31, 1999

                        Consolidated Statements of Cash Flows for the fiscal years ended December 31, 1999, 1998 and 1997

                        Notes to Consolidated Financial Statements

        (b) Pro Forma Financial Information.

                LEAP WIRELESS INTERNATIONAL, INC.

                Pro Forma Financial Statements:

                        Unaudited Pro Forma Consolidated Balance Sheet at February 29, 2000

                        Unaudited Pro Forma Consolidated Statement of Operations for the six months ended February 29, 2000

                        Unaudited Pro Forma Consolidated Statement of Operations for the year ended August 31, 1999

                        Notes to the Pro Forma Financial Information (unaudited)

        (c) Exhibits.

  2.1       Asset Purchase Agreement, dated December 24, 1998, by and among
            Chase Telecommunications Holdings, Inc., Chase Telecommunications,
            Inc., Anthony Chase, Richard McDugald and Leap Wireless
            International, Inc. (incorporated herein by reference to Exhibit
            10.20 to the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, as filed with the Securities and Exchange
            Commission on January 14, 1999).

  23.1      Consent of Independent Accountants.

  99.1*     Press Release, dated March 20, 2000.

---------------

* Filed as an exhibit to the registrant's Current Report on Form 8-K dated April 3, 2000.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2000                          Leap Wireless International, Inc.



                                            By: /s/ JAMES E. HOFFMANN
                                               ---------------------------------
                                               James E. Hoffmann
                                               Senior Vice President, General
                                               Counsel and Secretary

                        LEAP WIRELESS INTERNATIONAL, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                 PAGE
                                                                                                                 ----
CHASE TELECOMMUNICATIONS HOLDINGS, INC

Consolidated Financial Statements:

      Report of Independent Accountants .......................................................................   F-2

      Consolidated Balance Sheets at December 31, 1999 and 1998 ...............................................   F-3

      Consolidated Statements of Operations for the fiscal years ended December 31, 1999, 1998 and 1997 .......   F-4

      Consolidated Statements of Redeemable Stock and Stockholders' Equity (Deficit) for each of the
           fiscal years in the period from January 1, 1996 to December 31, 1999 ...............................   F-5

      Consolidated Statements of Cash Flows for the fiscal years ended December 31, 1999, 1998 and 1997 .......   F-6

      Notes to Consolidated Financial Statements ..............................................................   F-7

LEAP WIRELESS INTERNATIONAL, INC

Pro Forma Financial Information ...............................................................................   F-22

      Unaudited Pro Forma Consolidated Balance Sheet at February 29, 2000 .....................................   F-23

      Unaudited Pro Forma Consolidated Statement of Operations for the six months ended February 29, 2000......   F-24

      Unaudited Pro Forma Consolidated Statement of Operations for the year ended August 31, 1999 .............   F-25

      Notes to the Pro Forma Financial Information (unaudited) ................................................   F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Chase Telecommunications Holdings, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of redeemable stock and stockholders' deficit present fairly, in all material respects, the financial position of Chase Telecommunications Holdings, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the financial statements, in March 2000 the Company sold substantially all of its assets and, as a result, has no continuing operations.

PricewaterhouseCoopers LLP

San Diego, California
May 16, 2000

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999         1998
                                                              ---------    --------
ASSETS
  Cash and cash equivalents.................................  $   1,783    $  5,912
  Accounts receivable, net..................................        716         218
  Inventory.................................................        781          89
  Prepaids and other current assets.........................        585         305
                                                              ---------    --------
    Total current assets....................................      3,865       6,524
  Property and equipment, net...............................     28,290      25,090
  PCS licenses, net.........................................     60,299      58,436
  Deferred financing costs and other assets, net............        431         593
                                                              ---------    --------
    Total assets............................................  $  92,885    $ 90,643
                                                              =========    ========
LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS' DEFICIT
  Accounts payable and accrued liabilities..................  $   3,589    $  1,154
  Unearned revenue..........................................        663          12
  Interest payable..........................................      2,145       4,611
                                                              ---------    --------
    Total current liabilities...............................      6,397       5,777
                                                              ---------    --------
  Government financing......................................     64,780      62,575
  Qualcomm credit facility..................................     31,696      23,648
  Cricket Communications credit facilities..................     56,294      22,152
  Senior subordinated notes.................................     18,457      16,458
  Notes payable to related parties..........................      2,924       2,658
                                                              ---------    --------
    Total long-term liabilities.............................    174,151     127,491
                                                              ---------    --------
Commitments and contingencies (Notes 4, 5 and 9)
Redeemable stock:
  Series A preferred stock, $0.01 par value, 4,500 shares
    authorized; 2,000 shares issued and outstanding,
    liquidation preference of $2,240 at December 31,
    1999....................................................      2,240       2,080
  Class B common stock (with put feature), $0.01 par value;
    4,298 shares issued and outstanding.....................      2,018       2,018
  Class C common stock, $0.01 par value; 20,000 shares
    authorized; 9,327 shares issued and outstanding.........      2,492       2,492
                                                              ---------    --------
    Total redeemable stock..................................      6,750       6,590
                                                              ---------    --------
Stockholders' deficit:
  Class A common stock, $0.01 par value; 30,000 shares
    authorized; 6,218 shares issued and outstanding.........         --          --
  Class B common stock, $.01 par value; 200,000 shares
    authorized; 42,339 shares issued and outstanding........         --          --
  Additional paid-in capital................................      9,000       9,000
  Accumulated deficit.......................................   (103,413)    (58,215)
                                                              ---------    --------
    Total stockholders' deficit.............................    (94,413)    (49,215)
                                                              ---------    --------
    Total liabilities, redeemable stock and stockholders'
     deficit................................................  $  92,885    $ 90,643
                                                              =========    ========

See accompanying notes to consolidated financial statements.
                                      F-3

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1999        1998        1997
                                                         --------    --------    --------
Revenues:
  Service revenue......................................  $  3,460    $    360    $     --
  Equipment sales revenue..............................     2,648         485          --
                                                         --------    --------    --------
          Total revenues...............................     6,108         845          --
Operating expenses:
  Cost of services.....................................    (2,747)       (592)         --
  Cost of equipment sold...............................    (6,551)     (1,692)         --
  Selling, general and administrative..................    (9,455)     (7,194)     (3,729)
  Depreciation and amortization........................   (16,546)     (1,271)       (119)
                                                         --------    --------    --------
     Operating loss....................................   (29,191)     (9,904)     (3,849)
Interest expense.......................................   (15,893)    (17,241)    (18,085)
Interest income........................................       117         189          80
Other income (expense).................................       (71)        449          --
                                                         --------    --------    --------
     Net loss..........................................   (45,038)    (26,507)    (21,853)
Preferred stock dividend and accretion.................      (160)       (759)         --
                                                         --------    --------    --------
     Net loss applicable to common stockholders........  $(45,198)   $(27,266)   $(21,853)
                                                         ========    ========    ========

See accompanying notes to consolidated financial statements.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

     CONSOLIDATED STATEMENTS OF REDEEMABLE STOCK AND STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                           REDEEMABLE STOCK
                         ----------------------------------------------------
                            SERIES A        CLASS B COMMON
                            PREFERRED      STOCK (WITH PUT        CLASS C
                              STOCK            FEATURE)        COMMON STOCK
                         ---------------   ----------------   ---------------
                         SHARES   VALUE    SHARES    VALUE    SHARES   VALUE
                         ------   ------   ------   -------   ------   ------
Balance at December 31,
  1996.................     --    $   --    8,042   $ 6,018   8,609    $2,492
Accretion of Class B
  common stock (with
  put feature) to put
  value................     --        --       --       600      --        --
Net loss...............     --        --       --                --
                         -----    ------   ------   -------   -----    ------
Balance at December 31,
  1997.................     --        --    8,042     6,618   8,609     2,492
Issuance of Class B
  common stock.........     --        --       --        --      --        --
Issuance of Class B
  common stock as
  dilution
  protection...........     --        --       --        --      --        --
Removal of Class B
  common stock put
  feature by
  Qualcomm.............     --        --   (3,744)   (4,600)     --        --
Issuance of Class A and
  Class C common stock
  as dilution
  protection...........     --        --       --        --     718        --
Issuance of Series A
  preferred stock to
  Senior Subordinated
  Notes investors......  2,000     1,321       --        --      --        --
Preferred stock
  dividend and
  accretion............     --       759       --        --      --        --
Net loss...............     --        --       --        --      --        --
                         -----    ------   ------   -------   -----    ------
Balance at December 31,
  1998.................  2,000     2,080    4,298     2,018   9,327     2,492
Preferred stock
  dividend and
  accretion............     --       160       --        --      --        --
Net loss...............     --        --       --        --      --        --
                         -----    ------   ------   -------   -----    ------
Balance at December 31,
  1999.................  2,000    $2,240    4,298   $ 2,018   9,327    $2,492
                         =====    ======   ======   =======   =====    ======

                                            STOCKHOLDERS' DEFICIT
                          ---------------------------------------------------------
                                   COMMON STOCK
                          -------------------------------
                             CLASS A          CLASS B      ADDITIONAL
                          --------------   --------------   PAID-IN     ACCUMULATED
                          SHARES   VALUE   SHARES   VALUE   CAPITAL       DEFICIT
                          ------   -----   ------   -----  ----------   -----------
Balance at December 31,
  1996.................   5,141     $--    32,229    $--     $   --      $  (9,096)
Accretion of Class B
  common stock (with
  put feature) to put
  value................      --      --        --     --         --           (600)
Net loss...............              --        --     --         --        (21,853)
                          -----     ---    ------    ---     ------      ---------
Balance at December 31,
  1997.................   5,141      --    32,229     --         --        (31,549)
Issuance of Class B
  common stock.........      --      --     5,617     --      5,000             --
Issuance of Class B
  common stock as
  dilution
  protection...........      --      --       749     --         --             --
Removal of Class B
  common stock put
  feature by
  Qualcomm.............      --      --     3,744     --      4,000            600
Issuance of Class A and
  Class C common stock
  as dilution
  protection...........   1,077      --        --     --         --             --
Issuance of Series A
  preferred stock to
  Senior Subordinated
  Notes investors......      --      --        --     --         --             --
Preferred stock
  dividend and
  accretion............      --      --        --     --         --           (759)
Net loss...............      --      --        --     --         --        (26,507)
                          -----     ---    ------    ---     ------      ---------
Balance at December 31,
  1998.................   6,218      --    42,339     --      9,000        (58,215)
Preferred stock
  dividend and
  accretion............      --      --        --     --         --           (160)
Net loss...............      --      --        --     --         --        (45,038)
                          -----     ---    ------    ---     ------      ---------
Balance at December 31,
  1999.................   6,218     $--    42,339    $--     $9,000      $(103,413)
                          =====     ===    ======    ===     ======      =========

See accompanying notes to consolidated financial statements.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1999        1998        1997
                                                         --------    --------    --------
Operating activities:
  Net loss.............................................  $(45,038)   $(26,507)   $(21,853)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.....................    16,546       1,271         119
     Noncash interest charges and amortization of debt
       discount........................................    12,381       8,439       6,616
     Management fees accrued under Cricket credit
       facility........................................       737          --          --
  Changes in assets and liabilities:
     Accounts receivable...............................      (498)       (218)         --
     Inventory.........................................      (692)        (89)         --
     Prepaids and other assets.........................      (280)       (295)        644
     Accounts payable and accrued liabilities..........     2,435      (1,081)        738
     Unearned revenue..................................       651          12          --
     Interest payable..................................    (2,466)      4,117      10,916
                                                         --------    --------    --------
Net cash used in operating activities..................   (16,224)    (14,351)     (2,820)
                                                         --------    --------    --------
Investing activities:
  Purchases of property and equipment..................   (21,609)    (23,784)     (2,391)
                                                         --------    --------    --------
Net cash used in investing activities..................   (21,609)    (23,784)     (2,391)
                                                         --------    --------    --------
Financing activities:
  Issuance of common stock.............................        --       5,000          --
  Borrowings under Qualcomm credit facility............     4,688      20,133       2,177
  Borrowings under Cricket credit facility.............    29,016      20,492          --
  Repayment of other long-term liabilities.............        --      (2,000)         --
  Debt issuance and related costs......................        --         (20)         --
                                                         --------    --------    --------
Net cash provided by financing activities..............    33,704      43,605       2,177
                                                         --------    --------    --------
Net increase (decrease) in cash and cash equivalents...    (4,129)      5,470      (3,034)
Cash and cash equivalents at beginning of year.........     5,912         442       3,476
                                                         --------    --------    --------
Cash and cash equivalents at end of year...............  $  1,783    $  5,912    $    442
                                                         ========    ========    ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.............  $  7,966    $  4,685    $    553
                                                         ========    ========    ========

See accompanying notes to consolidated financial statements.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

     THE COMPANY AND NATURE OF BUSINESS

     Chase Telecommunications Holdings, Inc. and its wholly owned subsidiaries (the "Company"), formerly Chase Telecommunications, Inc., was incorporated in Delaware on April 25, 1996. The Company was formed to provide broadband personal communications services ("PCS") in the state of Tennessee and surrounding areas. The Company originally bid for and was granted Federal Communication Commission ("FCC") licenses to provide PCS services to approximately 6.3 million POPs (the population covered by a license or a group of licenses) in its service area, including the Nashville, Memphis, Knoxville and Chattanooga metropolitan areas.

     In September 1996, the Company acquired 30 MHz PCS licenses in the FCC's block PCS auction ("C Block") for a total price of approximately $175.0 million. The Company had originally exercised its right as a "small business" to pay approximately $157.6 million of its total purchase price by issuing to the U.S. government a ten-year 7% note payable (the "Government Financing"). In June 1998, the Company exercised its right, under FCC order #98-46, to disaggregate its PCS licenses (the "Spectrum Disaggregation"), whereby the Company only retained 15 MHz of the original 30 MHz PCS licenses. The offer to disaggregate the PCS licenses was extended to all C Block license holders in order to alleviate many of the financial difficulties that most C Block license holders were facing as a result of the significant economic burden required to build out a PCS network. In conjunction with this Spectrum Disaggregation, the U.S. government forgave one-half of the Company's original debt obligation associated with its PCS licenses, and more than half of the accrued interest through the date of disaggregation.

     In June 1998, the Company entered into investment, equipment credit and working capital facility agreements with Qualcomm Incorporated ("Qualcomm"). In September 1998, Qualcomm transferred to Leap Wireless International, Inc. ("Leap") its investment in and working capital facility to the Company in conjunction with the spin-off of Leap from Qualcomm. In June 1999, Leap contributed its investment in and working capital facility to the Company to Leap's majority-owned subsidiary, Cricket Communications, Inc. ("Cricket Communications").

     In September 1998, the Company completed the build-out of its PCS network in the Chattanooga metropolitan area financed by borrowings under the Qualcomm and Cricket Communications credit facilities and began selling services under the "ChaseTel" brand.

     ASSET PURCHASE AGREEMENT

     In December 1998, the Company entered into an asset purchase agreement (the "Asset Purchase Agreement"), as amended, with Leap and Cricket Communications, whereby Leap and Cricket Communications agreed to acquire substantially all of the assets of the Company. The purchase was subject to FCC approval and was completed in March 2000. The total purchase price was equal to (a) $6.3 million in cash; (b) a warrant to purchase 1% of the common stock of Cricket Communications Holdings, Inc. ("Cricket Communications Holdings"), a majority-owned subsidiary of Leap, at an exercise price of $1.0 million; (c) certain earn-out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full fiscal year following closing; (d) all of Leap's outstanding shares of common stock of the Company and outstanding warrants to purchase shares of common stock of the Company, and (e) the assumption of debt obligations of the Company's subsidiaries. The liabilities assumed include approximately $78.8 million in principal

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

amounts owed to the FCC associated with the PCS licenses and the amounts owed under the Qualcomm equipment credit facility of approximately $31.7 million at December 31, 1999.

     As a result of the purchase, the Company has no continuing operations except for the potential exercise of the warrant to purchase shares of common stock of Cricket Communications and the receipt of any earn-out payments pursuant to the Asset Purchase Agreement. As discussed in Note 4, payments on the senior subordinated notes are not due until 2008 and payments on the notes payable to related parties are not due until all senior debt of the Company is repaid. The remaining assets of the Company, including any amounts realized from contingent earnout payments and the exercise of the warrant, will ultimately be distributed to the noteholders and shareholders, when realized, pursuant to the Company's plan of liquidation.

     The following unaudited pro forma condensed balance sheet gives effect to the sale of substantially all the assets of the Company and reflects the remaining assets and liabilities of the Company at December 31, 1999 (in thousands):

Current assets..............................................  $  6,427
Noncurrent assets...........................................        --
                                                              --------
                                                              $  6,427
                                                              ========
Senior subordinated notes...................................  $ 18,457
Notes payable to related parties............................     2,924
Redeemable stock............................................     6,750
Stockholders' deficit.......................................   (21,703)
                                                              --------
                                                              $  6,427
                                                              ========

     Concurrently with the execution of the Asset Purchase Agreement, as amended, the Company and Cricket Communications entered into a management agreement and a trademark license agreement whereby Cricket Communications began managing a significant component of the Company's day-to-day operations and the Company agreed to begin marketing its wireless services under the "Cricket" brand. In March 1999, the Company began offering new flat-rate wireless local service plans under the "Cricket" brand. In January 2000, the Company launched Cricket service in Nashville, Tennessee.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     FINANCIAL STATEMENT PREPARATION

     The consolidated financial statements are prepared using generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

     REVENUE RECOGNITION

     Revenue is recognized on monthly airtime fees ratably over the fee period. Revenue is recognized on long-distance or other special charges when incurred by the customer. Revenue is recognized on sales of merchandise held for resale when the product is delivered to customers.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 1999, the Company's cash and cash equivalents consisted of deposits with banks and investments in money market accounts. The Company has not experienced any losses on its deposits of cash and cash equivalents.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company believes that the carrying value of its long-term debt instruments approximate fair value due to their risk adjusted market rates of interest.

     INVENTORY

     Inventory consists of merchandise held for resale, principally phones and phone accessories, and is stated at the lower of cost or market. The Company uses the first-in, first-out method of determining cost of inventory.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Constructed assets are recorded at cost plus capitalized interest and direct costs incurred during the construction phase. Depreciation is provided based on the straight-line method over the estimated useful lives of the respective assets, generally five to seven years for the PCS network and three to seven years for computer and office equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements. Repair and maintenance costs are expensed as incurred.

     In conjunction with the Company's replacement of certain network equipment in January 2000, an increase in depreciation expense of approximately $12.5 million was recorded in the year ended December 31, 1999.

     PCS LICENSES

     The Company recorded an intangible asset for the acquired PCS licenses at cost, with cost determined as (a) the present value of the deferred payment obligation provided by the Government Financing based upon prevailing rates of interest which the Company believes would have resulted if an independent borrower and an independent lender had negotiated a similar transaction under comparable terms and conditions (estimated to be 15%) and (b) the down payments. In June 1998, in connection with the Spectrum Disaggregation (Note 4), the carrying amount of the Company's PCS licenses was reduced.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

     Capitalization of interest on Government Financing begins when the activities necessary to get the Company's PCS network ready for its intended use are initiated and concludes when the PCS network is ready for its intended use. The Company amortizes the operational portion of its licenses, including capitalized interest, based on the straight line method over 40 years. The Company capitalized interest of $2.0 million, $197,000 and $0 for the years ended December 31, 1999, 1998 and 1997, respectively.

     DEBT DISCOUNT AND DEFERRED FINANCING FEES

     Debt discount and deferred financing fees are amortized and recognized as interest expense under the effective interest method.

     LONG-LIVED ASSETS

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been recorded by the Company.

     INCOME TAXES

     Current income tax benefit (expense) is the amount expected to be receivable (payable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

     ADVERTISING AND PROMOTIONAL COSTS

     Costs of advertising and promotions are expensed as incurred. Advertising and promotional expenses were $1.7 million, $1.0 million and $0 for the years ended December 31, 1999, 1998 and 1997, respectively.

     STOCK-BASED COMPENSATION

     The Company measures compensation expense for its employee and outside director's stock-based compensation using the intrinsic value method. Compensation charges related to non-employee stock-based compensation are measured using the fair value method.

     CONCENTRATIONS

     The Company purchases a substantial portion of its PCS network infrastructure from two major suppliers. Furthermore, the Company relies on one vendor to provide substantially all of its billing services. Loss of any of these suppliers could adversely impact operations temporarily until a comparable substitute could be found. The Company does not have a concentration of available sources of labor or

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

services, nor does the Company have any significant concentration of business transacted with a particular customer, that could, if suddenly eliminated, severely impact operations.

     STOCK SPLIT

     In December 1998, the stockholders of the Company approved (a) a 1:100 reverse stock split of the Company's Class A common stock, par value $0.01 per share, (b) a 1:100 reverse stock split of the Company's Class B common stock, par value $0.01 per share, and (c) a 1:100 reverse stock split of the Company's Class C common stock, par value $0.01 per share. In May 1997, the stockholders of the Company approved (a) a 2.435536:1 stock split of the Company's Class A common stock, (b) a 4.898706:1 stock split of the Company's Class B common stock and (c) a 2.435536:1 stock split of the Company's Class C common stock. Retroactive effect has been given to the stock splits in stockholders' deficit in the accompanying consolidated financial statements.

     RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarized certain of the staff's interpretations in applying generally accepted accounting principles to revenue recognition. The provisions of SAB No. 101 are effective for the Company's quarter ending June 30, 2000. The Company does not expect that the adoption of SAB No. 101 will have a material impact on its consolidated financial position or results of operations.

     In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25." FIN 44 clarifies the application of Opinion 25 for
(a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan,
(c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The Company does not expect that the adoption of FIN 44 will have a material effect on its consolidated financial position or results of operations.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

NOTE 3. BALANCE SHEET COMPONENTS

                                                                DECEMBER 31,
                                                             -------------------
                                                               1999       1998
                                                             --------    -------
                                                               (IN THOUSANDS)
Accounts receivable, net:
  Trade accounts receivable................................  $    724    $   258
  Other accounts receivable................................        50         18
                                                             --------    -------
                                                                  774        276
  Allowance for doubtful accounts..........................       (58)       (58)
                                                             --------    -------
                                                             $    716    $   218
                                                             ========    =======
Property and equipment, net:
  PCS network..............................................  $ 25,313    $25,247
  Computer and office equipment............................       731        713
  Leasehold improvements...................................       195        240
  Construction in progress.................................    19,582         --
                                                             --------    -------
                                                               45,821     26,200
  Accumulated depreciation and amortization................   (17,531)    (1,110)
                                                             --------    -------
                                                             $ 28,290    $25,090
                                                             ========    =======
PCS licenses, net:
  PCS licenses.............................................  $ 60,455    $58,467
  Accumulated depreciation and amortization................      (156)       (31)
                                                             --------    -------
                                                             $ 60,299    $58,436
                                                             ========    =======
Accounts payable and accrued liabilities:
  Accounts payable.........................................  $    462    $   486
  Accrued payroll and related benefits.....................        99        138
  Other accrued liabilities................................     3,028        530
                                                             --------    -------
                                                             $  3,589    $ 1,154
                                                             ========    =======

NOTE 4. DEBT

     Amounts due on long-term debt are $4.2 million in 2000, $10.4 million in 2001, $12.4 million in 2002, $31.5 million in 2003, $34.3 million in 2004 and
$89.6 million thereafter.

     GOVERNMENT FINANCING

     In September 1996, in connection with the grant to the Company of its PCS licenses, Government Financing was issued for a ten-year term at an annual interest rate of 7%. The Government Financing originally was recorded at its estimated fair market value of $99.0 million. In June 1998, in conjunction with the FCC's limited debt relief, the Company elected Spectrum Disaggregation and returned one-half of its spectrum (15 MHz of its originally granted 30 MHz) in each market in return for a 50% reduction of its original debt obligation and accrued interest thereon and a partial credit on its original license down payment. As a result of this election, the Company's aggregate carrying value of its PCS licenses was reduced from $116.9 million to $58.4 million, the face value of the Government Financing was reduced

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

from $157.6 million to $78.8 million, the related interest payable was reduced from $18.3 million to $6.3 million, and the effective interest rate was reduced from 15% to 11.6%. The Government Financing is collateralized by a first priority security interest in the PCS licenses.

     Under the terms of the Government Financing, the Company is required to make quarterly installment payments of interest only for the first four years after Spectrum Disaggregation and quarterly installment payments of interest and principal over the remaining four years of the original ten-year term.

     The original issuance discount of the Government Financing is being amortized, using the effective interest method, over the term of the debt and is included as a component of interest expense. The unamortized discount at December 31, 1999 was approximately $14.0 million.

     QUALCOMM CREDIT FACILITY

     The Company and Qualcomm are parties to a credit agreement (the "Qualcomm Credit Facility"), as amended, for the Company's purchase of PCS network infrastructure and other costs associated with the development and construction of its PCS network. At December 31, 1999, $31.7 million was outstanding under the Qualcomm Credit Agreement, including $3.6 million of accrued interest.

     The aggregate principal amount of all loans made under the Qualcomm Credit Facility during any calendar year amortize quarterly over a five-year period commencing at the end of the first calendar quarter occurring in the third calendar year following the year in which such loans were made. Amortization of the aggregate principal amount of all loans made in a given year consist of quarterly payments of 2.50% of such aggregate principal amount in the third calendar year following the year such loans were made and 3.75%, 5.00%, 6.25% and 7.50% of such aggregate principal amount in the fourth, fifth, sixth and seventh calendar years, respectively, following the year such loans were made.

     Borrowings under the Qualcomm Credit Facility bear interest at a rate per annum equal to, at the Company's option, either (a) LIBOR plus 5.25% or (b) a base rate plus 4.00% (11.75% at December 31, 1999). The base rate is the higher of (a) the prime rate as publicly announced by The Bank of New York and (b) the federal funds rate plus 0.5%. Until the earlier of (a) the interest payment date applicable to such loan that is nearest to December 31, 1999, and (b) the date on which the loans are converted to a fixed rate high-yield structure, as described below, interest due on the loans is not payable but will be automatically added to the aggregate principal amount outstanding as a new base rate loan on the interest payment date applicable to such loan (unless the Company pays the interest on such loans on or prior to such applicable interest payment date). Thereafter, interest is payable, in the case of base rate loans, quarterly or in the case of Eurodollar loans, at the end of the one-, three- or six-month interest payment period selected by the Company for such Eurodollar loan. The Qualcomm Credit Facility also requires the payment of certain commitment, facility and administrative agent fees.

     Borrowings under the Qualcomm Credit Facility are collateralized (to the extent permitted by applicable law) by a perfected first priority lien on all of the assets of the Company, including all of the capital stock of the Company and its subsidiaries, except that the lien with respect to the PCS licenses is junior to that of the FCC under the Government Financing and is limited to the proceeds of an authorized sale or transfer of such PCS Licenses (and subject to the terms and conditions of the FCC security agreements).

     The Qualcomm Credit Facility contains a number of restrictive covenants which, among other things, limit the ability of the Company and its subsidiaries to, subject to specified exceptions, (a) incur

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

additional indebtedness, create liens and other encumbrances, enter into capital leases and guarantee obligations, (b) merge or consolidate with another entity,
(c) sell or otherwise dispose of assets, (d) declare dividends, make distributions to stockholders and repurchase its stock, (e) make investments, capital expenditures, loans and advances, (f) enter into transactions with affiliates, (g) change its line of business, (h) prepay other indebtedness and
(i) amend other material agreements. In addition, the vendor financing requires the maintenance of certain specified financial and operating covenants. The Company is currently in compliance with all covenants.

     Qualcomm has the right, at any time, to cause all or any specified portion of the loans under the vendor financing to be converted to collateralized fixed rate obligations which shall otherwise have terms, covenants and conditions substantially similar to those of high-yield debt issuance of wireless communications companies at the time of such proposed conversion provided, however, that Qualcomm may not cause such a conversion if (a) the yield to maturity for such obligations is anticipated to exceed 13.0% per annum or (b) the final maturity of such obligations would be prior to the final maturity of the notes.

     CRICKET COMMUNICATIONS CREDIT FACILITIES

     The Company and Cricket Communications are parties to a credit facility (the "Working Capital Facility") that provides working capital funds to the Company. At December 31, 1999 a total of $56.3 million was outstanding under the Working Capital Facility, including $5.0 million of accrued interest, and a total of $50.0 million was available to the Company. In February 2000, the Working Capital Facility was increased from $50.0 million to $65.0 million. Borrowings under the facility are subject to interest at an annual rate of prime plus 4.5%. Principal and capitalized interest amounts outstanding at March 31, 2000 are to be repaid in semi-annual payments ratably over a six-year period commencing June 2000. Accrued and capitalized interest amounts subsequent to March 31, 2000 are payable at maturity in January 2008. Borrowings are collateralized by substantially all of the assets of the Company and are subordinated to the Qualcomm Credit Agreement.

     Borrowings under the Working Capital Facility bear interest at a rate equal to a base rate (as defined) plus 4.5% (12.25% at December 31, 1999). Until the earlier of (a) the interest payment date applicable to such loan that is nearest to October 31, 1999, and (b) the date on which the loans are converted to a fixed rate high-yield structure, as described below, interest due on the loans is not payable but will be automatically added to the aggregate principal amount of the working capital loans. Thereafter, interest is payable quarterly.

     In October 1999, the Company entered into an equipment financing agreement (the "Equipment Credit Facility") with Cricket Communications related to the Company's purchase of infrastructure from Cricket Communications until completion of the purchase of substantially all the assets of the Company pursuant to the Asset Purchase Agreement. Cricket Communications purchased the equipment and services from a major telecommunications supplier and resold the equipment and services to the Company on substantially similar terms.

     SENIOR SUBORDINATED NOTES

     In 1996, the Company entered into a securities purchase agreement with certain institutional and other accredited investors (the "1996 Investors"). The securities purchase agreement, as amended (the "1996 Purchase Agreement"), provided for the issuance and sale of senior subordinated notes (the "12% Senior Subordinated Notes") in an aggregate principal amount not to exceed $15,000,000, and shares of

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

Class B common stock and Class C common stock (Note 5). The 12% Senior Subordinated Notes bore interest at the rate of 12% per annum during the first year outstanding and 16% per annum thereafter. Interest was payable quarterly in arrears commencing on June 30, 1996.

     In connection with the 1996 Purchase Agreement, the Company simultaneously entered into a registration rights agreement, security agreement and security holders agreement granting the 1996 Investors certain registration rights, a secondary security interest in certain of the PCS Licenses, restricting certain stock transfers and other transactions to ensure compliance with FCC rules.

     The proceeds from the 1996 Purchase Agreement were allocated between the 12% Senior Subordinated Notes, Class B common stock and Class C common stock based on the relative fair market value of each security, resulting in an original issuance discount of approximately $1.9 million on the 12% Senior Subordinated Notes. This discount was being amortized using the effective interest method over the term of the loan resulting in an effective interest rate of 17.8%.

     In April 1998, the Company amended and restated the 1996 Purchase Agreement. The amended and restated purchase agreement (the "Amended and Restated Purchase Agreement"), resulted in the exchange of the 12% Senior Subordinated Notes in the amount of $18.2 million, which includes accrued interest of $3.2 million, for 10% senior subordinated unsecured notes in the same amount ("10% Senior Subordinated Unsecured Notes"). In addition, the Company issued 2,000 shares of redeemable Series A preferred stock to the 1996 Investors (Note 5). The 10% Senior Subordinated Unsecured Notes bear interest at 10% per annum. Interest is payable quarterly at the option of the Company. To the extent interest is not paid, such interest shall compound quarterly and be added to the principal balance of the 10% Senior Subordinated Unsecured Notes. The 10% Senior Subordinated Unsecured Notes, along with accrued and unpaid interest, are due and payable on the later of their tenth anniversary or the date which is six months after the maturity of senior debt, as defined. Under the terms of the Qualcomm Credit Facility, the Company is prohibited from paying any interest on subordinated indebtedness.

     The 10% Senior Subordinated Unsecured Notes and the Series A preferred stock were each recorded at their respective fair value resulting in an original issuance discount of approximately $2.7 million and $678,000, respectively. The discount on the 10% Senior Subordinated Unsecured Notes is being amortized to interest expense under the effective interest method over the term of the loan resulting in an effective interest rate of 11.6%. The discount on the Series A preferred stock is being accreted over the term of the preferred stock. The unamortized discount on the 10% Senior Subordinated Unsecured Notes and the Series A preferred stock at December 31, 1999 was approximately $2.7 million and $594,000 million, respectively.

     NOTES PAYABLE TO RELATED PARTIES

     The Company has a note payable to the current holders of the shares of Class A common stock (note payable to related parties) in the amount of $2.0 million plus accrued interest. The note payable to related parties bears interest at 10% per annum. The principal and interest balances are payable following full repayment of all senior debt of the Company, including amounts owed under the Qualcomm Credit Facility and 10% Senior Subordinated Unsecured Notes.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

NOTE 5. STOCKHOLDERS' EQUITY

     SERIES A PREFERRED STOCK

     In connection with the Amended and Restated Purchase Agreement, the Company issued 2,000 shares of non-voting Series A preferred stock to the 1996 Investors. The holders of the outstanding shares of Series A preferred stock shall be entitled to receive fully cumulative dividends, as may be declared by the Company's Board of Directors, at a rate per share of $80 per annum. Declared but unpaid dividends accrue interest from the applicable payment date at a rate of 8% per annum. No dividends have been declared on the preferred stock.

     In the event of any liquidation, dissolution or winding up of the affairs of the Company, the preferred stockholders are entitled to receive an amount in cash equal to the aggregate liquidation preference of $1,000 per share plus all accumulated and unpaid dividends to the date fixed for liquidation.

     The Company has the right to redeem, in whole or in part, the Series A preferred stock outstanding at any time at a price per share equal to the aggregate liquidation preference plus all accumulated and unpaid dividends to the date of redemption. The Series A preferred stock is subject to mandatory redemption on the earlier of a change in control, as defined, or June 30, 2008. The sale of substantially all of the assets of the Company pursuant to the Asset Purchase Agreement constitutes a change in control. Therefore, the Series A preferred stock is reflected at its redemption price at each balance sheet date.

     COMMON STOCK

     The authorized capital stock of the Company consists of three voting classes of common stock: Class A common stock, Class B common stock and Class C common stock. The Class A common stock is held solely by the Qualifying Investors in the Company's Control Group under FCC rules. All economic, voting and conversion rights of the Company's capital stock, stock options and warrants as described herein are subject to legal and administrative requirements of the FCC.

     So long as any shares of Class A common stock are outstanding, except as provided by law, the holders of Class A common stock are the only holders of common stock entitled to vote on matters submitted to a vote of the stockholders, and such vote will be by a simple majority in number of votes cast by the holders of Class A common stock. In addition, so long as any shares of Class A common stock are outstanding, the affirmative vote of a majority of the holders of Class A common stock, voting separately as a class, and a majority of the holders of Class B common stock and Class C common stock, voting together as a single class, will be required to approve certain specified matters other than the election of directors. At such time as no shares of Class A common stock are outstanding, each holder of Class B common stock will be entitled to one vote for each share of Class B common stock held on all matters submitted to the vote of the Company's stockholders.

     The holders of Class A common stock have the right to elect a majority of the Company's Board of Directors. The holders of the Class C common stock have the right to elect one director. The holders of the Class B common stock have the right to elect the remaining members of the Company's Board of Directors. The number of members of the Company's Board of Directors will at all times consist of the minimum number necessary to permit the holders of Class B common stock to elect at least one director.

     In accordance with FCC regulations and the Company's certificate of incorporation (Certificate of Incorporation), holders of Class A common stock and Class C common stock will hold a 15 percent and 10 percent interest, respectively, in the Company' equity on a fully diluted basis, in compliance with

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

applicable FCC regulations. In the event that the Company issues additional shares of Class B common stock or other equity securities which would otherwise dilute the interest of holders of Class A common stock or Class C common stock below the applicable required percentage ownership interest or otherwise result in a position inconsistent with FCC policy (Adverse FCC Consequence), the Certificate of Incorporation requires the Company to issue control group warrants to holders of Class A common stock or Class C common stock, as the case may be, entitling such holders to purchase such number of shares of Class B common stock at an exercise price equal to the fair market value of such Class B common stock at the time of issuance of such warrants so that such holders of Class A common stock or Class C common stock, as the case may be, will maintain (after the issuance of such additional securities) the applicable required percentage ownership interest or so that such Adverse FCC Consequence will not occur. Under current FCC rules, Additional Control Group Shares and Control Group Warrants will only be issued until the earlier of (a) September 17, 2006, in the case of shares or warrants issued to holders of Class A common stock, and September 17, 1999, in the case of shares or warrants issued to holders of Class C common stock, and (b) the date on which such termination would not otherwise result in an Adverse FCC Consequence. The Certificate of Incorporation provides that the exercise price, the expiration date and any other terms of any such warrants issued to members of the Control Group may be adjusted by the Company's board of directors as necessary to comply with FCC rules. The FCC required percentage ownership interest is (a) for holders of Class A common stock, 15 percent for the initial three-year period following the License Grant Date and 10 percent for the next seven-year period, and (b) for holders of Class C common stock, 10 percent for the initial three-year period following the License Grant Date and zero thereafter.

     In certain circumstances, shares of Class A common stock and Class C common stock outstanding are convertible into shares of Class B common stock on a share-for-share basis. The Company's Certificate of Incorporation requires the conversion of shares of Class A common stock and Class C common stock into shares of Class B common stock on the day following the first day that any such conversion would not result in an Adverse FCC Consequence. Under FCC rules and regulations currently in effect, on September 17, 1999, one-third of the outstanding shares of Class A common stock and all the shares of Class C common stock may be converted into shares of Class B common stock and the remaining shares of Class A common stock and Class C common stock may be converted into shares of Class B common stock on September 17, 2006. Upon any such partial mandatory conversion of Class A common stock (or Class C common stock) into shares of Class B common stock, shares will be converted on a pro rata basis among all holders of Class A common stock (or, if applicable, Class C common stock).

     Holders of common stock are subject to certain restrictions on ownership pursuant to the terms of the Company's Certificate of Incorporation to ensure compliance with certain regulatory requirements regarding ownership of C Block licenses. Under the Company's Certificate of Incorporation, if any person or entity holds shares of capital stock of the Company or is otherwise attributed with ownership of any shares and such ownership is likely, in the judgment of the Board of Directors, to cause an Adverse FCC Consequence or otherwise violate the rules and regulations of the FCC, the Company may (a) require such person or entity to divest itself of such shares in a transaction that does not result in such an Adverse FCC Consequence or FCC rule violation or (b) redeem such holders' shares to the extent necessary to prevent such Adverse FCC Consequence or FCC rule violation for a redemption price equal to the lower of the fair market value of such shares (as determined in good faith by the Company's Board of Directors) and such holders' purchase price for such shares.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

     In May 1998, pursuant to a securities purchase agreement (the SBC Purchase Agreement), SBC Wireless purchased 5,617 shares of Class B common stock of the Company for $5.0 million. Pursuant to the SBC Purchase Agreement, SBC Wireless has agreed to use good faith efforts to negotiate mutual roaming arrangements with Chase Telecommunications Holdings and to provide Chase Telecommunications Holdings, free of charge, strategic and operational reviews, assistance with annual budget analysis and consultation with key management regarding customer service, marketing, distribution strategies and human resources. SBC Wireless' obligation to provide such strategic services shall continue until the earlier to occur of (a) November 2000 or (b) such time as SBC Wireless holds less than a 2 percent interest in the Company.

     Upon a change in control of the Company, as defined in the 1996 Purchase Agreement (Note 4), the 1996 Investors shall have the right to require the Company to redeem any or all of the Class B common stock and Class C common stock issued to the 1996 Investors. Accordingly, such shares are not classified as a component of stockholders' deficit in the accompanying balance sheets. The shares of Class B common stock subject to this put feature are included in the caption "Class B common stock (with put feature)" in the accompanying balance sheets. The redemption price for the Class B common stock (with put feature) and Class C common stock is the greater of (a) the fair market value at the time of the put relating to the Class B common stock and the Class B common stock into which the shares of Class C common stock are convertible, (b) the change of control value of the Class B common stock and the Class B common stock into which such shares of Class C common stock are convertible determined by applying to such Class B common stock the valuation derived from the purchase price paid by the acquiring person(s) in the change of control and (c) $4.5 million (the amount equal to the product of .30 times the aggregate principal amount of the 12% Senior Subordinated Notes purchased). The sale of substantially all of the assets of the Company pursuant to the Asset Purchase Agreement constitutes a change in control. Therefore, the Class B common stock (with put feature) and Class C common stock are reflected at their applicable redemption prices at each balance sheet date.

     In December 1996, pursuant to a stock purchase agreement, Qualcomm purchased 374,374 shares of Class B common stock of the Company for $4.0 million. In connection with the investment, Qualcomm was granted certain anti-dilution, registration and redemption rights and the right of first refusal under certain circumstances. In September 1998, Qualcomm distributed to Leap its equity investment in the Company, which was in turn contributed to Cricket Communications. Under the terms of the stock purchase agreement, Leap had the option to require the Company, under certain circumstances, to redeem the shares of Class B common stock held by Leap at a defined redemption price. The shares of Class B common stock subject to this redemption feature were included in the caption "Class B common stock (with put feature)" at their redemption value in the Company's balance sheet at December 31, 1997. During 1998, the put feature associated with the Class B common stock (with put feature) terminated. As such, the amount associated with these securities was reclassified to the stockholders' deficit section in the accompanying balance sheets.

     WARRANTS

     In connection with the Qualcomm Credit Facility, Qualcomm received warrants to purchase additional shares of Class B common stock representing a 9% equity interest in the Company at a nominal price. In September 1998, a portion of these warrants was assigned to Leap. Pursuant to the Asset Purchase Agreement, both Leap and Qualcomm agreed to relinquish their warrants at the closing of the purchase. Additionally, at closing, Qualcomm agreed to relinquish its shares of Class B common

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

stock for no consideration. The warrants were recorded at zero in the accompanying financial statements as the value as of the date of issuance was deemed to be de minimis.

     In November 1995, the Company issued a warrant to a stockholder for the purchase of 980 shares of Class B common stock at an exercise price of $122.50 per share. The warrant expires on the fifth anniversary of the date of issuance. The warrant was recorded at zero in the accompanying financial statements as the value at of the date of issuance was deemed to be de minimis.

NOTE 6. BENEFIT PLAN

     In November 1996, the Company adopted an incentive compensation plan (the "1996 Long-Term Incentive Plan") which provides the ability to grant nonqualified stock options, restricted stock, incentive stock options, stock appreciation rights and other long-term incentive awards. The 1996 Long-Term Incentive Plan is administered by the Board of Directors of the Company, which has the authority to determine the option recipients, the number of shares subject to each option grant, the term of the grants, the exercise price and the vesting schedule.

     Stock option activity during the year ended December 31, 1998 includes the grant of options to purchase 3,754 shares of Class B common stock at an exercise price of $200 per share to three employees of the Company and includes the grant of options to purchase 520 shares of Class B common stock at an exercise price of $890 per share to six employees of the Company. The options granted to these individuals vest over a period of two years. Of those options granted, no options were canceled during 1998 and 1,564 options were exercisable at December 31, 1998. During the year ended December 31, 1999, all of the outstanding options were cancelled in conjunction with the Asset Purchase Agreement.

     The Company measures compensation expense for its stock-based employee compensation plan using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value method at the grant dates for awards under this plan, the effect on the Company's net loss for the year ended December 31, 1998 would have been de minimis.

     The weighted average fair value of options granted during the year ended December 31, 1998 was approximately $91.54 per option. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during 1998: dividend yield of 0.0%; volatility of 0.0%; risk-free interest rate of 5.56%; and an expected life of seven years.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

NOTE 7. INCOME TAXES

     The components of the Company's deferred tax assets (liabilities) are summarized as follows:

                                                                DECEMBER 31,
                                                            --------------------
                                                              1999        1998
                                                            --------    --------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Capitalized start-up costs for tax purposes.............  $  3,449    $  4,369
  Organizational costs....................................                   (38)
  Capitalized network development and license cost........        66          70
  Accruals and reserves...................................        44         156
  Deferred network amortization...........................     5,125       5,183
  Depreciation............................................     5,134        (108)
  Net operating loss carryforward.........................    26,091      13,148
                                                            --------    --------
     Total deferred tax assets............................    39,909      22,780
Less -- Valuation allowance...............................   (39,909)    (22,780)
                                                            --------    --------
     Deferred tax assets, net.............................  $     --    $     --
                                                            ========    ========

     Due to the uncertainty surrounding the realization of these assets, a valuation allowance has been provided for the full amount of the deferred tax assets. As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $68.7 million, which can be used to offset taxable income in future years. The federal net operating loss will begin to expire in 2011. The state net operating loss will begin to expire in 2018. A change in control, as defined by federal income tax regulations, could significantly limit the Company's ability to utilize its carryforwards.

     A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income before income tax provision is summarized as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------    -------    -------
                                                           (IN THOUSANDS)
Amounts computed at statutory federal rate.......  $(15,313)   $(9,012)   $(7,430)
  State income taxes, net of federal benefit.....    (1,816)    (1,188)      (907)
  Increase in valuation allowance................    17,129     10,200      8,337
  Other..........................................
                                                   --------    -------    -------
                                                   $     --    $    --    $    --
                                                   ========    =======    =======

NOTE 8. RELATED PARTY TRANSACTIONS

     The president and chairman of the Board of Directors of the Company is a stockholder and member of the Board of Directors of a company from which the Company subleases certain office space. During the years ended December 31, 1999, 1998 and 1997, rental payments totaled approximately $21,000 $19,000 and $22,000 respectively.

     The Company paid a holder of Class A common stock approximately $0, $137,000 and $78,000 during the years ended December 31, 1999, 1998 and 1997, respectively, for consulting services.

                    CHASE TELECOMMUNICATIONS HOLDINGS, INC.

Additionally, the Company paid a holder of Class B common stock approximately $200,000 during the year ended December 31, 1998, for consulting services.

NOTE 9. COMMITMENTS AND CONTINGENCIES

     LEASES

     The aggregate amount charged to expense for the years ended December 31, 1999, 1998 and 1997, pursuant to non-cancelable and month-to-month operating leases totaled approximately $958,000, $373,000 and $52,000, respectively.

     The Company has entered into various leases for its offices, cell-site facilities and equipment used in its operations. Future minimum lease payments relating to these non-cancelable operating leases are as follows (in thousands):

For the year ended December 31, 1999
2000....................................................  $1,497
2001....................................................   1,542
2002....................................................   1,588
2003....................................................   1,635
2004 and thereafter.....................................   3,420
                                                          ------
                                                          $9,682
                                                          ======

     401(K) PLAN

     Effective April 1, 1998, the Company established a defined contribution 401(k) plan. The Company's matching contribution is discretionary in its entirety and is determined on a quarterly basis by the Company's board of directors. The Company can also make additional discretionary profit-sharing contributions. To date, the Company has not made any matching contributions.

                        LEAP WIRELESS INTERNATIONAL, INC.

                         PRO FORMA FINANCIAL INFORMATION

        The Pro Forma Financial Information is based on the historical consolidated financial statements of Leap Wireless International, Inc. and its subsidiaries ("Leap" or the "Company") at February 29, 2000, for the six months ended February 29, 2000 and for the year ended August 31, 1999, adjusted to give effect to the acquisition in March 2000 of substantially all the assets of Chase Telecommunications Holdings, Inc. ("Chase Telecommunications Holdings") by the Company and its indirect subsidiary, Cricket Communications, Inc. as if it had already occurred. The Unaudited Pro Forma Consolidated Balance Sheet at February 29, 2000 gives effect to the acquisition of substantially all the assets of Chase Telecommunications Holdings as if it had occurred as of February 29, 2000. The Unaudited Pro Forma Consolidated Statements of Operations for the six months ended February 29, 2000 and the year ended August 31, 1999 give effect to the acquisition of substantially all the assets of Chase Telecommunications Holdings as if it had occurred as of September 1, 1998. The acquisition and related adjustments are described in the accompanying notes. The Pro Forma Financial Information is based upon available information and certain assumptions that management believes are reasonable. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. The final recorded amounts could differ although such differences are not expected to be material.

        The Pro Forma Financial Information is provided for illustrative purposes only and does not purport to represent what the Company's results of operations or financial condition actually would have been had this acquisition in fact occurred on such dates or to project the Company's results of operations or financial condition for any future period or date. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the historical financial statements of the Company and Chase Telecommunications Holdings.

                        LEAP WIRELESS INTERNATIONAL, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                               FEBRUARY 29, 2000
                                                     --------------------------------------------------------------------------
                                                                  HISTORICAL
                                                     -----------------------------------
                                                                            CHASE                                      LEAP
                                                                      TELECOMMUNICATIONS      PRO FORMA            CONSOLIDATED
                                                        LEAP              HOLDINGS           ADJUSTMENTS            PRO FORMA
                                                     ----------       ------------------     -----------           ------------
ASSETS
Cash and cash equivalents........................    $  599,935           $   5,336           $ (6,300)(1)          $  598,971
Restricted cash equivalents and short-term
  investments....................................        58,667                  --                 --                  58,667
Accounts receivable, net.........................         6,354               5,925                 --                  12,279
Inventories......................................         5,379                 145                 --                   5,524
Recoverable taxes................................         8,034                  --                 --                   8,034
Other current assets.............................         6,181                 148                 --                   6,329
                                                     ----------           ---------           --------              ----------
      Total current assets.......................       684,550              11,554             (6,300)                689,804
                                                     ----------           ---------           --------              ----------
Property and equipment, net......................       136,777              35,559              2,893 (4)             175,229
Investments in and loans receivable from
  unconsolidated wireless operating
  companies......................................        71,676                  --            (17,606)(2)              54,070
Intangible assets, net...........................        94,626              60,456             42,543 (4)             197,625
Restricted investments...........................        49,811                  --                 --                  49,811
Deferred financing costs and other assets........        16,223                 404                 --                  16,627
                                                     ----------           ---------           --------              ----------
      Total assets...............................    $1,053,663           $ 107,973           $ 21,530              $1,183,166
                                                     ==========           =========           ========              ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Accounts payable and accrued liabilities.........       $21,361           $   8,115                $--                 $29,476
Loans payable to banks...........................        32,007                  --                 --                  32,007
Other current liabilities........................         1,618               2,439                 --                   4,057
                                                     ----------           ---------           --------              ----------
      Total current liabilities..................        54,986              10,554                 --                  65,540
                                                     ----------           ---------           --------              ----------
Long-term debt...................................       552,876             196,985            (93,401)(2) (3)         656,460
Other long-term liabilities......................        10,120                  12                 --                  10,132
                                                     ----------           ---------           --------              ----------
      Total liabilities..........................       617,982             207,551            (93,401)                732,132
                                                     ----------           ---------           --------              ----------
Redeemable stock.................................            --               6,777             (6,777)(3)                  --
                                                     ----------           ---------           ---------             ----------
Stockholders' equity (deficit):
  Preferred stock................................            --                  --                 --                      --
  Common stock...................................             3                   1                 (1)(2)                   3
  Additional paid-in capital.....................       787,887               9,000              6,353 (1) (2)         803,240
  Accumulated deficit............................      (346,134)           (115,356)           115,356 (2)            (346,134)
  Accumulated other comprehensive loss...........        (6,075)                 --                 --                  (6,075)
                                                     ----------           ---------           --------              ----------
      Total stockholders' equity (deficit).......       435,681            (106,355)           121,708                 451,034
                                                     ----------           ----------          --------              ----------
      Total liabilities and stockholders' equity
         (deficit)...............................    $1,053,663           $ 107,973           $ 21,530              $1,183,166
                                                     ==========           =========           ========              ==========

See Notes to the Pro Forma Financial Information.

                        LEAP WIRELESS INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              SIX MONTHS ENDED FEBRUARY 29, 2000
                                                            ----------------------------------------------------------------
                                                                     HISTORICAL
                                                            -------------------------------
                                                                               CHASE                                 LEAP
                                                                         TELECOMMUNICATIONS    PRO FORMA         CONSOLIDATED
                                                               LEAP           HOLDINGS        ADJUSTMENTS          PRO FORMA
                                                            ---------    ------------------   -----------        ------------
Operating revenues ..............................           $  14,283         $  5,289          $    --            $  19,572
                                                            ---------         --------          -------            ---------
Operating expenses:
Cost of operating revenues ......................             (22,462)          (7,540)              --              (30,002)
Selling, general and administrative .............             (33,041)          (6,186)             716 (5)          (38,511)
Depreciation and amortization ...................             (10,248)         (18,546)          (1,214)(6)          (30,008)
                                                            ---------         --------          -------            ---------
         Total operating expenses ...............             (65,751)         (32,272)            (498)             (98,521)
                                                            ---------         --------          -------            ---------
    Operating loss ..............................             (51,468)         (26,983)            (498)             (78,949)
Equity in net loss of unconsolidated
   wireless operating companies .................             (50,059)              --           20,162 (7)          (29,897)
Interest income .................................               1,577               32               -- (8)            1,609
Interest expense ................................             (21,120)          (9,488)           4,962 (8)          (25,646)
Foreign currency transaction losses .............              (1,396)              --               --               (1,396)
Minority interest ...............................                 518               --               --                  518
Other income (expense), net .....................              (2,868)            (165)              --               (3,033)
                                                            ---------         --------          -------            ---------
   Income (loss) before extraordinary item ......           $(124,816)        $(36,604)         $24,626            $(136,794)
                                                            =========         ========          =======            =========
Basic and diluted loss per common share
   before extraordinary item ....................           $   (6.31)                                             $   (6.91)
                                                            =========                                              =========
Shares used to calculate basic and
   diluted loss per common share before
   extraordinary item ...........................              19,788                                                 19,788
                                                            =========                                              =========

See Notes to the Pro Forma Financial Information.

                        LEAP WIRELESS INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 YEAR ENDED AUGUST 31, 1999
                                                            -----------------------------------------------------------------
                                                                      HISTORICAL
                                                            -------------------------------
                                                                               CHASE                                 LEAP
                                                                         TELECOMMUNICATIONS    PRO FORMA         CONSOLIDATED
                                                              LEAP            HOLDINGS        ADJUSTMENTS          PRO FORMA
                                                            ---------    ------------------   -----------         -----------
Operating revenues ..............................           $   3,907         $  4,389          $    --            $   8,296
                                                            ---------         --------          -------            --------
Operating expenses:
Cost of operating revenues ......................              (3,810)          (7,513)              --              (11,323)
Selling, general and administrative .............             (28,745)          (7,682)             373 (5)          (36,054)
Depreciation and amortization ...................              (5,824)          (5,476)          (2,376)(6)          (13,676)
                                                            ---------         --------          -------            --------
         Total operating expenses ...............             (38,379)         (20,671)          (2,003)             (61,053)
                                                            ---------         --------          -------            --------
    Operating loss ..............................             (34,472)         (16,282)          (2,003)             (52,757)
Equity in net loss of unconsolidated
   wireless operating companies .................            (100,300)              --           20,900 (7)          (79,400)
Write-down of investments in
   unconsolidated wireless operating
   company ......................................             (27,242)              --               --              (27,242)
Interest income .................................               2,505              207               -- (8)            2,712
Interest expense ................................             (10,356))        (16,129)           6,092 (8)          (20,393)
Foreign currency transaction losses .............              (7,211)              --               --               (7,211)
Gain on sale of wholly owned subsidiary .........               9,097               --               --                9,097
Gain on issuance of stock by
   unconsolidated wireless operating
   company ......................................               3,609               --               --                3,609
Other income (expense), net .....................                (243)             379               --                  136
                                                            ---------         --------          -------            --------
  Net income (loss) .............................           $(164,613)        $(31,825)         $24,989            $(171,449)
                                                            =========         ========          =======            =========

Basic and diluted net loss per
   common share .................................           $   (9.19)                                             $   (9.57)
                                                            =========                                              =========
Shares used to calculate basic and
   diluted net loss per common share ............              17,910                                                 17,910
                                                            =========                                              =========



See Notes to the Pro Forma Financial Information.

                        LEAP WIRELESS INTERNATIONAL, INC.

            NOTES TO THE PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

NOTE 1. DESCRIPTION OF TRANSACTION

        CHASE TELECOMMUNICATIONS HOLDINGS ACQUISITION

        In March 2000, the Company acquired substantially all the assets of Chase Telecommunications Holdings for: $6.3 million in cash; the assumption of certain liabilities of Chase Telecommunications Holdings; a warrant to purchase 1% of the common stock of Cricket Communications Holdings, Inc. ("Cricket Communications Holdings"), exercisable at $1.0 million; the return of the Company's existing stock ownership and warrants to purchase stock in Chase Telecommunications Holdings; and certain contingent earn-outs.

        The acquisition will be accounted for under the purchase method of accounting. Based on the fair value of Chase Telecommunications Holdings' liabilities in the unaudited pro forma consolidated balance sheet, and the fair value of approximately $15.4 million attributed to the warrant to purchase 1% of the common stock of Cricket Communications Holdings, the aggregate purchase price will be approximately $153.4 million ($161.7 million, excluding discount on Federal Communications Commission ("FCC") debt). The fair value of the warrant was determined on the date of closing, which was the date the number of warrant shares first become known, using the Black-Scholes option pricing model. Of this amount approximately $50.4 million has been allocated to property and equipment and other assets and approximately $103.0 million to intangible assets, primarily wireless licenses. The contingent earn-out payments, up to a maximum of $41.0 million plus certain costs, are based upon certain targeted operating results for the Chase Telecommunications Holdings properties during the fifth full fiscal year following the closing of the transaction. These payment obligations, if any, will be recorded as additional purchase price.

NOTE 2. PRO FORMA ADJUSTMENTS RELATED TO ACQUISITION OF SUBSTANTIALLY ALL THE ASSETS OF CHASE TELECOMMUNICATIONS HOLDINGS

    (1) To record (a) purchase consideration of $6.3 million in cash; and (b) fair value of approximately $15.4 million attributed to the warrant to purchase 1% of the common stock of Cricket Communications Holdings.

    (2) (a) Elimination of inter-company working capital loans of $59.4 million and equipment loans of $17.6 million, including accrued and capitalized interest, provided by Leap to Chase Telecommunications Holdings; (b) adjustment to carrying value of Chase Telecommunications Holdings debt obligation to the FCC, calculated using an interest rate of 9.75% per annum; and (c) elimination of stockholders' deficit of Chase Telecommunications Holdings upon consolidation. The carrying value of Leap's investment in and working capital loans to Chase Telecommunications Holdings have previously been reduced to zero.

    (3) To eliminate long-term debt totaling $21.8 million and redeemable preferred stock totaling $6.8 million of Chase Telecommunications Holdings not assumed by Leap in the acquisition.

    (4) To record (a) increase of $2.9 million in property and equipment to estimated fair value; and (b) estimated fair value of non-compete agreements of $0.9 million, customer list of $5.5 million and wireless licenses of $96.6 million in connection with the preliminary purchase price allocation.

    (5) To eliminate Leap management and royalty fee expense recorded by Chase Telecommunications Holdings.

    (6) Additional amortization resulting from the preliminary purchase price allocation of (a) $0.1 million and $0.3 million for the six months ended February 29, 2000 and the year ended August 31, 1999, respectively, for non-compete agreements (amortized on a straight-line basis over the three year non-compete term of the agreements); (b) $1.0 million and $2.0 million for the six months ended February 29, 2000 and the year ended August 31, 1999, respectively, for customer list (amortized on a straight-line basis over a 33 month remaining expected useful life for the market where service has commenced); and (c) $67,000 and $82,000 for the six months ended February 29, 2000 and the year ended August 31, 1999, respectively, for wireless licenses (amortized on a straight-line basis over a 40 year remaining expected useful life for the market where service has commenced).

    (7) Elimination of the Company's share of the net loss of Chase Telecommunications Holdings previously recognized under the equity method of accounting.

    (8) (a) Elimination of interest expense recorded by Chase Telecommunications Holdings on debt balances not assumed by Leap and inter-company working capital and equipment loans provided by Leap; and (b) adjustment to interest expense resulting from the amortization of the discount on the FCC debt obligations of Chase Telecommunications Holdings. Interest income due to Leap has previously been eliminated.

                                     * * * *

                                  Exhibit Index

Exhibit
Number                             Description
-------                            -----------
  2.1       Asset Purchase Agreement, dated December 24, 1998, by and among
            Chase Telecommunications Holdings, Inc., Chase Telecommunications,
            Inc., Anthony Chase, Richard McDugald and Leap Wireless
            International, Inc. (incorporated herein by reference to Exhibit
            10.20 to the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, as filed with the Securities and Exchange
            Commission on January 14, 1999).

  23.1      Consent of Independent Accountants.

  99.1*     Press Release, dated March 20, 2000.

---------

* Filed as an exhibit to the registrant's Current Report on Form 8-K dated April 3, 2000.